Exhibit 99.1

LKQ CORPORATION AMENDS ITS CREDIT AGREEMENT TO INCREASE ITS ACQUISITION

FLEXIBILITY

– Removes Limits on Use of Cash for Acquisitions

Chicago, IL (November 19, 2010) – LKQ Corporation (NASDAQ: LKQX) today announced that it amended its Credit Agreement dated October 12, 2007. The amendment increases the company’s ability to use cash for acquisitions by eliminating the prior annual dollar limit. In addition, the amendment provides increased flexibility for the company to deploy debt proceeds, increases the amount of letters of credit the company can issue, and provides a number of minor improvements and clarifications to the prior terms.

John S. Quinn, CFO of LKQ Corporation, stated, “Acquisitions are an important component to our growth strategy. This amendment provides us with the flexibility we need as we continue to execute our plan. Our banking partners acknowledged we had outgrown the prior agreement and through their support for this amendment recognized our acumen in identifying and integrating accretive acquisitions.”

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About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled products and refurbished collision replacement products such as wheels, bumper covers and lights. LKQ operates more than 300 facilities offering its customers a broad range of replacement systems, components, and parts to repair automobiles and light, medium and heavy-duty trucks.

Forward Looking Statements

The statements in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. You should not place undue reliance on these forward-looking statements. All of these forward-looking statements are based on our expectations as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Sarah Lewensohn

Director, Investor Relations

(312) 621-2793